EXHIBIT 8

                         [ARTER & HADDEN LLP LETTERHEAD]

billserv.com, Inc.
14607 San Pedro Avenue, Suite 100
San Antonio, TX 78232

Re:    REGISTRATION STATEMENT ON FORM SB-2

Gentlemen:

      We have been advised that on or about January 13, 2000, billserv.com, Inc., a Nevada corporation (the "Company"), expects to file under the Securities Act of 1933, as amended (the "Act") with the Securities and Exchange Commission (the "Commission"), Amendment No. 1 to that Registration Statement on Form SB-2, originally filed on December 28, 1999 (the "Registration Statement"). Such Registration Statement relates to the offering (the "Offering") from time to time by certain selling security holders named in the registration statement of up to: (1) 1,404,637 shares of the Company's stock, $.001 par value (such class of stock being hereafter called the "Common Stock" and such aggregate of 1,404,637 shares of Common Stock hereinafter called the "Unit Shares") (2) 1,404,637 shares of common stock issuabale upon exercise of certain Warrants for the purchase of one additional share of the Company's Common Stock per warrant (the aggregate 1,404,637 shares initially purchasable upon the exercise of the warrants being hereinafter called the "Warrant Shares"); (3) 732,000 shares of the Company's Common Stock to be issued without warrants the ("Common Shares");
(4) 199,849 shares of Common Stock issuable to the Pennsylvania Merchant Group upon exercise of warrants (hereinafter the "Placement Agent Warrant Shares"); and (5) 41,237 Common Shares issuable to Kingship, Ltd. upon exercise of warrants ("Kingship Warrant Shares"). The Unit Shares, Common Shares, Warrant Shares, Placement Agent Warrant Shares and Kingship Warrant Shares are collectively referred to herein as the "Offered Securities." This firm has acted as counsel to you in connection with the preparation and filing of the Registration Statement and you have requested our opinion with respect to certain legal aspects of the Offering of the Offered Securities.

      In rendering our opinion, we have participated in the preparation of the Registration Statement and have examined and relied upon the original or copies, certified to our satisfaction, of such documents and instruments of the Company as we have deemed necessary and have made such other investigations as we have deemed appropriate in order to express the opinions
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billserv.com, Inc.
January 13, 2000
Page 2

set forth herein. In our examinations, we have assumed the genuineness of all signatures and the authenticity of all documents submitted to us as originals, and the conformity to original documents of all documents submitted to us as certified or reproduction copies. In addition, we have assumed and have not verified the accuracy of factual matters of each document we have reviewed.

      As to certain questions of fact material to this opinion, we have relied, to the extent we deem reasonably appropriate, upon the representations or certificates of officers or directors of the company.

      Based upon the following examination and subject to the comments and assumptions as noted below, we are of the opinion as follows:

      1) The Unit Shares and the Common Shares have been duly authorized, and validly issued, and are fully paid and nonassessable;

      2) The Warrant Shares have been duly authorized and reserved for issuance upon the exercise of the warrants and, when issued upon such exercise in accordance with the terms of the Warrant Agreement at the price therein provided, will be validly issued and fully paid and nonassessable;

      3) The Placement Agent Warrant Shares have been duly authorized and reserved for issuance upon the exercise of the Placement Agent Warrant and when issued upon such exercise in accordance with the terms of the Placement Agent Warrant at the price therein provided, will be validly issued and fully paid and nonassessable; and

      4) The Kingship Warrant Shares have been duly authorized and reserved for issuance upon the exercise of the Kingship Warrant and when issued upon such exercise in accordance with the terms of the Kingship Warrant at the price therein provided, will be validly issued and fully paid and nonassessable.

      Insofar as the foregoing opinions relate to the legality, validity, binding effect or enforceability of any agreement or obligations of the Company,
(i) we have assumed that each party to such agreement or obligation has satisfied those legal requirements that are applicable to it to the extent necessary to make such agreement or obligation enforceable against it; (ii) such opinions are subject to applicable bankruptcy, insolvency, reorganization, liquidation, receivership, fraudulent conveyance or similar laws, now or hereafter in effect, relating to creditors' rights generally, and (iii) such opinions are subject to the general principals of equity, including, without limitation, concepts of materiality, reasonableness, good faith and fair dealing (regardless of whether considered in a proceeding at law or in equity).

billserv.com, Inc.
January 13, 2000
Page 3

      This opinion is limited in all respects to the laws of the State of Nevada and the State of Delaware. We do not purport to be admitted to practice in the State of Nevada or the State of Delaware and for the purposes of rendering the opinions set in this letter we have assumed that the applicable laws of the State of Nevada and the State of Delaware are the same as the laws of the State of Texas.

      We bring to your attention the fact that this legal opinion is an expression of professional judgment and not a guaranty of results. This opinion is given as of the date hereof, and we assume no obligation to update or supplement such opinion to reflect any facts or circumstances that may hereafter come to our attention or any changes in laws or judicial decisions that may hereafter occur.

      We hereby consent to the filing of this opinion as an exhibit to the Registration Statement. In giving such consent, we do not admit that we have come within the category of persons whose consent is required by the Section 7 of the Act or the rules and regulations of the Commission thereunder.

                                    Respectfully submitted,



                                    ARTER & HADDEN, LLP